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                                                                   EXHIBIT 10.43




                                VOTING AGREEMENT

                  AGREEMENT, dated as of April __, 1998, by and between The Delicious Frookie Company, Inc. ("Company") and Edward R. Sousa, as Voting Trustee ("Voting Trustee") under a Voting Trust Agreement dated as of December 22, 1997 by and among Richard S. Worth, Randye Worth, Graubard Mollen & Miller, the Company and the Voting Trustee ("Voting Trust Agreement").

                  WHEREAS, pursuant to the Voting Trust Agreement, the Voting Trustee presently holds in trust ("Voting Trust") an aggregate of 2,022,000 shares of common stock, par value $.01 per share ("Common Stock"), of the Company ("Trust Shares"), and has the power to vote such Trust Shares; and

                  WHEREAS, the Company and Gaines, Berland Inc. ("GBI") have entered into a letter of intent dated February 18, 1998, as supplemented February 24, 1998, pursuant to which GBI has agreed to act as lead managing underwriter for a proposed initial public offering ("IPO") of Common Stock; and

                  WHEREAS, in consideration for GBI's willingness to act as lead managing underwriter for the IPO, the Company and the Voting Trustee have agreed to enter into this Agreement.

                  NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

1        Agreement to Vote.

         1.1 Voting. The Voting Trustee hereby agrees that, during the time that this Agreement is in effect, at any meeting of the stockholders of the Company, however called (including any adjournments or postponements thereof), or in any written consent of the stockholders of the Company, the Voting Trustee shall vote or consent, as the case may be, the Trust Shares, and any other shares of Common Stock that may be deposited in the Voting Trust after the date hereof in addition to or in substitution for the Trust Shares, in accordance with (i) the specific direction of the Board of Directors of the Company or (ii) the recommendation of the Board of Directors to the stockholders of the Company generally, including, but not limited to, the election of persons nominated by the Board of Directors as directors of the Company, whether such direction or recommendation is contained in a resolution of the Board of Directors or in a proxy statement or notice of meeting approved by resolution of the Board of Directors; provided, however, that the Voting Trustee shall be entitled to vote or consent, as the case may be, (x) for the removal of a director of the Company for Cause (and only for Cause) as permitted by the Delaware General Corporation Law notwithstanding a direction or recommendation against removal, or (y) in any manner he deems appropriate in the absence of any such direction or recommendation of the Board of Directors. Notwithstanding the foregoing, the Voting Trustee shall not vote by written consent of the stockholders in the absence of any such direction or recommendation except with respect to any vote by written consent of the stockholders relating to the removal of a director of the Company for Cause (and only for Cause) as permitted by the Delaware General Corporation Law.

         1.2 Cause. For purposes of Paragraph 1.1 of this Agreement, "Cause" shall include: (i) misappropriation of assets or perpetration of fraud against the Company, (ii) conviction of or a plea of nolo contendere to a crime that constitutes a felony or that involves an act of moral turpitude, (iii) engaging in the illegal use of habit-forming substances, (iv) commission of an act of

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disorderly conduct, including, but not limited to, sexual harassment of any employee or employees of the Company or of any affiliate(s) of the Company or acting in a disruptive or disorderly manner due to alcoholism, inebriation or while under the influence of alcohol while conducting business on behalf of the Company, (v) being found by a court of competent jurisdiction to have caused harassment, malfeasance, or obstruction of the corporate business, (vi) mental incompetency, (vii) gross inefficiency, with gross inefficiency including, for an employee Director, allowing the Company, during such employee's tenure as a senior operating executive of the Company, to generate in any calendar year, starting with the 1999 calendar year, over one million dollars in annual operating losses not reserved for under the budgeted plans approved annually by the Company's Board of Directors, (viii) willful and material refusal or failure to carry out specific directions of the Board of Directors, or (ix) any violation or breach that is deemed to be cause as defined under any other written agreements that a Director has executed with the Company.

         1.3 No Divestiture. The Voting Trustee shall not, directly or indirectly, take any action that would divest the Voting Trustee of voting power with respect to the Trust Shares or any other shares of Common Stock deposited in the Voting Trust after the date hereof in addition to or in substitution for the Trust Shares, except as contemplated herein or by the Voting Trust Agreement.

2        Expiration. The Voting Trustee's obligation to vote the Trust Shares governed hereby shall terminate (i) with respect to any particular Trust Shares or other shares of Common Stock deposited in the Voting Trust, upon the release of such Trust Shares or such other shares of Common Stock from the Voting Trust pursuant to the terms of the Voting Trust Agreement, and (ii) upon written notice of termination of this Agreement by the Company to the Voting Trustee; provided that this Agreement may not be terminated without the prior written consent of GBI to such termination.

3        Representations of Voting Trustee.

         3.1 Power, Binding Agreement. The Voting Trustee has the legal capacity, power and authority to enter into and perform all of his obligations under this Agreement. The execution, delivery and performance of this Agreement by the Voting Trustee will not violate any other agreement to which the Voting Trustee is a party, including, without limitation, any voting agreement, stockholders' agreement, partnership agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Voting Trustee and constitutes a valid and biding obligation of the Voting Trustee enforceable against the Voting Trustee in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         3.2 No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Voting Trustee or any of his properties or assets, other than such conflicts, violations, or defaults or terminations, cancellations or accelerations that individually or in the aggregate do not materially impair the ability of the Voting Trustee to perform his obligations hereunder. No consent, approval, order or authorization of, or registration, declaration, or filing with, any governmental entity is required by or with respect to the execution and delivery of this Agreement by the Voting Trustee and the fulfillment by the Voting Trustee of his obligations hereunder.

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4 Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary to further evidence or confirm the transactions contemplated herein or any understanding or representation made by such party herein.

5        Miscellaneous.

         5.1 Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement (other than the Voting Trust Agreement) among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, but (iii) shall be binding upon any successor Voting Trustee under the Voting Trust Agreement.

         5.2 Amendments; Waiver. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that no such modification, amendment, alteration, supplement or waiver may be effected without the prior written consent of GBI to such action.

         5.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         If to the Company:    The Delicious Frookie Company, Inc.
                               2720 River Road, Suite 126
                               Des Plaines, Illinois 60018
                               Attention: Jeffry Weiner, Chief Financial Officer

                               Telecopier No.: (847) 699-5928

         with a copy to:       Olshan Grundman Frome & Rosenzweig LLP
                               505 Park Avenue
                               New York, New York 10022
                               Attention: Steven Wolosky, Esq.

                               Telecopier No.: (212) 980-7177

         If to the Voting
           Trustee:            Edward R. Sousa
                               Rockefeller Center No. 5095
                               New York, New York 10185

                               Telecopier No.: (212) 541-4729


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         If to GBI:            Gaines, Berland Inc.
                               712 Fifth Avenue, 21st Floor
                               New York, New York 10018
                               Attention: Steven Blumberg, Senior Director

                               Telecopier No.: (212) 632-0549

         with a copy to:       Graubard Mollen & Miller
                               600 Third Avenue
                               New York, New York 10016
                               Attention:  David Alan Miller, Esq.

                               Telecopier No.: (212) 818-8881

or to such other address as the person to whom notice is give may have previously furnished to the others in writing in the manner set forth above. Copies of any notice to the Company or to the Voting Trustee shall also be delivered to GBI and to Graubard Mollen & Miller.

         5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

         5.5 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages and, therefore, each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

         5.7 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         5.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         5.9 Third Party Beneficiary. GBI shall be deemed to be a third-party beneficiary of this Agreement and, as such, all representations and agreements of either party set forth in this

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Agreement shall be deemed to have been made also to GBI and GBI shall be entitled to enforce the terms of this Agreement as if it were a party hereto.

         IN WITNESS WHEREOF, the Company and the Voting Trustee have caused this Agreement to be duly executed as of the day and year first above written.

                                   THE DELICIOUS FROOKIE COMPANY, INC.



                                   By:__________________________________
                                        Name:
                                        Title:



                                   VOTING TRUSTEE:


                                   ______________________________
                                   Edward R. Sousa


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